Summary of Permitted Indebtedness, Commitments from Banks,
                       and Availability at March 31, 2000
                                 (in thousands)


Capitalized terms not otherwise defined in this summary are defined as in the Indenture.

Pursuant to Section 4.10 of the Indenture between International Knife & Saw, Inc. (the "Company") and United States Trust Company of New York as Trustee, dated November 6, 1996, the Company shall not incur directly or indirectly any Indebtedness unless certain cash flow coverage ratios are achieved. This limitation, however, does not apply to Permitted Indebtedness.

Permitted Indebtedness includes Indebtedness of the Company arising under the Senior Credit Facility and Indebtedness of IKS Klingelnberg GmbH and its Subsidiaries arising under the German Subsidiary Facilities, in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $30,000, less any permanent reduction in commitments thereunder, and (y) the sum, at such time, of (i) 85% of the consolidated book value of net accounts receivable of the Company and the Restricted Subsidiaries and (ii) 60% of the consolidated book value of inventory of the Company and the Restricted Subsidiaries.

According to the formula referred to above, Permitted Indebtedness at March 31, 2000 is equal to $42,884. The Company has commitments from banks in the amount of $40,002. These commitments are broken down as follows:

Deutsche Bank AG has provided a $13,000 line of credit to International Knife & Saw, Inc. under the Senior Credit Facility. This facility was initially $20,000, but was modified and partially replaced with the unsecured line of credit from the Fifth Third Bank of Northern Kentucky, Inc. As of March 31, 2000, $2,859 of the Senior Credit Facility was used and $10,141 was unused. Collateral for this facility includes inventories and accounts receivable. Covenants for this facility are described in the letter agreement with Deutsche Bank AG dated October 8, 1996. This letter agreement was filed by the Company in its Amended Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 28, 1997.

Fifth Third Bank of Northern Kentucky, Inc. has provided an unsecured $1,500 line of credit to International Knife & Saw, Inc. This facility replaced a portion of the Senior Credit Facility. As of March 31, 2000, $775 of this facility was used and $725 was unused.

Deutsche Bank AG has provided a DEM 68,000 ($33,275) line of credit to IKS Klingelnberg GmbH ("GmbH") under the German Subsidiary facilities. These facilities encompass a) a guarantee by Deutsche Bank AG of GmbH's promissory note in the amount of DEM 3,599 ($1,761) to a former owner of the Diacarb company (this debt has been incurred pursuant to section 4.10(b)(xiii) of the Indenture); b) assumed debt, for


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which GmbH serves as guarantor,  in the amount of ATS 44,000  (approximately DEM
5,718 or $2,798) on the books of and in connection with GmbH's acquisition of Boehler Miller Messer und Saegen GmbH in January 2000; c) Indebtedness of GmbH which was outstanding on the Issue Date in the amount of approximately DEM 6,566 ($3,213); and d) a general line of credit in the amount of DEM 52,117 ($25,503). Of this general line of credit in the amount of DEM 52,117 ($25,503), as of March 31, 2000, DEM 35,826 ($17,531) of the facility was used and DEM 16,291 ($7,972) was unused. Collateral and covenants for this facility are described in the letter agreement with Deutsche Bank AG dated October 8, 1996. This letter agreement was filed by the Company in its Amended Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 28, 1997.


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